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                                                                     Exhibit 5.1

                               December 23, 1996




Board of Directors
Yurie Systems, Inc.
10000 Derekwood Lane
Lanham, Maryland  20706

Gentlemen:

     We are acting as special counsel for Yurie Systems, Inc., a Delaware corporation (the "Company"), in connection with the initial public offering (the "Offering") pursuant to the Registration Statement on Form S-1 filed on November 7, 1996, as amended (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") covering 4,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), and an over-allotment option of up to 600,000 shares of the Company's common stock, par value $.01 per share (the "Additional Shares"), of which 500,000 Additional Shares will be offered by Dr. Jeong H. Kim and 100,000 Additional Shares will be offered by Mr. Kwok L. Li (Mr. Kim and Mr. Li together, the "Selling Stockholders").

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, (iii) examined such certificates of public officials, officers or other representatives of the Company, and other persons, and such other documents, and
(iv) reviewed such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

     In all such examinations, we have assumed the legal capacity of all natural persons executing documents (other than the capacity of officers of the Company executing documents in such capacity), the genuineness of all signatures on original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the
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Board of Directors
Yurie Systems, Inc.
December 23, 1996
Page 2


opinions expressed herein, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company, and other persons.


     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Shares to be offered by the Company, when issued, delivered and paid for as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable and (ii) the Additional Shares that may be offered by the Selling Stockholders have been legally issued and are fully paid and non-assessable.


     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware. We assume no obligations to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

     The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                         FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                         By:  /s/ Stephen I. Glover
                              ------------------------------------
                              Stephen I. Glover